Exhibit 99.1

Body Central Corp. Revises Guidance for Second Quarter and Full Year

Body Central to present at Jefferies 2012 Global Consumer Conference on June 19, 2012

Jacksonville, FL — June 18, 2012 — Body Central Corp. (Nasdaq: BODY) today revised sales and earnings guidance for its second quarter and full year 2012.

Allen Weinstein, Body Central’s President and CEO, stated: “Our second quarter comparable sales remain soft and have not improved since April. We continue to diligently manage inventory and to take aggressive markdowns on slow moving items. As a result, we now expect second quarter sales and gross margin to be lower than contemplated in our May 3rd release. We now believe the recent sales trends will continue into the third quarter with some impact to gross margin. We expect sales to improve in the fourth quarter as we receive new Fall and holiday assortments. Based on these trends and expectations, we have lowered our second half sales plan and revised guidance down accordingly. We continue to believe that we have a compelling business model and are actively working to address near-term sales challenges and get our business back on track.”

Outlook

For the second quarter of fiscal 2012, the Company expects net revenues in the range of $77 million to $79 million, comparable sales to decrease in a range of 7 to 9 percent and diluted earnings per share in the range of $0.19 to $0.21, based on diluted weighted-average shares outstanding of 16.4 million.

For the full fiscal year, the Company now expects net revenues in the range of $323 million to $328 million, comparable sales to decrease in a range of 4 to 6 percent and diluted earnings per share in the range of $1.07 to $1.11, based on diluted weighted-average shares outstanding of 16.4 million.

Jefferies 2012 Global Consumer Conference

The Company will also participate tomorrow, June 19, 2012, in the Jefferies 2012 Global Consumer Conference in Nantucket, MA. The Company will make a brief presentation followed by a question and answer session beginning at 3:00 p.m. Eastern Time. To listen to the webcast, please visit Body Central’s Investor Relations Web site at http://investor.bodyc.com/ under “Events & Presentations”. A replay of the webcast and a copy of the presentation will be available for 90 days.

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of June 15, 2012 the Company operated 254 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

CONTACT:

Investor Relation Inquiries

Jean Fontana	Tom Stoltz
ICR, Inc.	Body Central Corp.
Managing Director	Executive Vice President and Chief Financial Officer
203-682-8200	904-207-6720
jean.fontana@icrinc.com	tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations;  (6) our dependence on a strong brand image; (7) our direct business growing consistently with our growth strategy; (8) our information technology systems supporting our current and growing business, before and after our planned upgrades; (9) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (10) our dependence upon key executive management or our inability to hire or retain additional personnel;  (11) disruptions in our supply chain and distribution facility; (12) our lease obligations; (13) our reliance upon independent third-party transportation providers for all of our product shipments; (14) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (15) the seasonality of our business; (16) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (17) the impact of governmental laws and regulations and the outcomes of legal proceedings;  (18) our maintaining effective internal controls; and (19) our ability to protect our trademarks or other intellectual property rights.